Exhibit 10.5

Myriad Genetics, Inc.

Management Performance Program

The Compensation Committee of the Board of Directors of Myriad Genetics, Inc. has implemented an annual management performance program for the purpose of establishing annual performance objectives for our executives, including our named executive officers, to align their performance with the overall goals and objectives for Myriad. This process commences in the fourth quarter of each fiscal year as each executive meets with our President and CEO to propose annual Management Business Objectives (“MBOs”) for the ensuing fiscal year. After review and discussion, our President and CEO finalizes the executive’s MBOs for the ensuing fiscal year. Similarly, our President and CEO meets with the Compensation Committee at the end of each fiscal year to propose his MBOs for the ensuing fiscal year which, after review and discussion, are finalized by the Compensation Committee. All executive MBOs are then reported to, and reviewed by, the independent Board of Directors for comment and approval.

At the end of the ensuing fiscal year, each executive’s performance for the fiscal year is reviewed, including an assessment by management and the Compensation Committee (including the independent Board of Directors in the case of the President and CEO) of the achievement of these MBOs. As a part of this review, we assess each executive officer’s performance in each of the areas in which individual management objectives were established, the financial performance of Myriad in the areas of responsibility of the executive officer, the overall financial performance of Myriad, and other significant accomplishments and contributions of the executive officer. At this time, our President and CEO recommends an incentive cash bonus amount and salary adjustment for the executive for the ensuing fiscal year. The Compensation Committee, after further review and discussion with our President and CEO, then determines the annual cash bonus and base salary amount for the executive for the ensuing fiscal year. In the case of our President and CEO, the Compensation Committee makes its review and recommendations to the independent members of the Board of Directors without any compensation recommendations from our President and CEO, who is not present in any meetings of the Compensation Committee where his compensation is reviewed and discussed.

The actual bonus amount is awarded each year in the discretion of the Compensation Committee without any pre-arranged targets. We also review and determine if there are any significant differences in the annual bonus of an executive officer compared to similar positions with the comparable companies in our industry as represented in the compensation data we utilized. We change annual cash bonuses if we deem such an adjustment is warranted based on differences in comparable market data, significant accomplishments for the year, changes in the scope of responsibilities of the executive officer, or internal pay inequities.

Further information about our management performance program and other aspects of our executive compensation program are set forth in the definitive proxy statement for our annual meeting of shareholders, which we have filed with the Securities and Exchange Commission (the “SEC”). A copy of the proxy statement is available on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.myriad.com.

We reserve the right to modify the management performance program, and the key corporate performance factors and criteria under the program, at any time.